Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in Amendment No. 1 to this Registration Statement on Form S-4 of Andeavor Logistics LP and to the incorporation by reference therein of our report dated February 21, 2017, except for Note 13, as to which the date is August 21, 2017, with respect to the consolidated financial statements of Andeavor Logistics LP included in its Current Report on Form 8-K dated August 21, 2017, and our report dated February 21, 2017, with respect to the effectiveness of internal control over financial reporting of Andeavor Logistics LP, included in its Annual Report (Form 10-K) for the year ended December 31, 2016, both filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Antonio, Texas

September 19, 2017